EXHIBIT 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement of Leafly Holdings, Inc. on Form S-8 (File No. 333-264333) of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. as of December 31, 2021 and 2020  and for the years then ended appearing in the Exhibit 99.1 to the Form 8-K/A of Leafly Holdings, Inc. filed on March 31, 2022. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

San Jose, CA
December 9, 2022